CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (File No. 333-202640), of our report dated October 19, 2016 relating to the financial statements of Entranet Inc. as of December 31, 2015 and 2014 and the year ended December 31, 2015 and for the period from May 8, 2014 (inception) to December 31, 2014. We also consent to the reference to our firm under the heading "Interest of Named Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

December 19, 2016